Exhibit 99.1

FOR IMMEDIATE RELEASE

Alpha Natural Resources Extends Secured Credit Facility

and Establishes New Accounts Receivable Securitization Facility

Bristol, Va., September 25, 2014 - Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal supplier, announced today that it has amended and extended its senior secured credit facility and established a new accounts receivable securitization facility, further enhancing the company’s long-term financial flexibility.

“The amendment of the senior secured credit facility and the establishment of the new accounts receivable facility solidify our current robust liquidity position while improving our future financial flexibility. These transactions allow us to maintain a liquidity-neutral facility position through June 2016 while extending significant liquidity well into 2017,” said Frank Wood, Alpha’s chief financial officer. “As of the end of the second quarter this year, Alpha had total liquidity of approximately $2.4 billion, consisting of cash, cash equivalents and marketable securities of more than $1.4 billion and nearly $1.0 billion available under our senior secured credit facility. We are very pleased with the support we received from our lending group in completing these transactions.”

The amended senior secured credit facility will have total availability of $894 million, reflecting a reduction of 25% for commitments that have been extended through September 30, 2017, with an increased interest rate on borrowings. Of this amount, $276 million represents non-extending commitments, which will expire on the previous facility maturity date of June 30, 2016. Thereafter, the total availability under the facility will be $618 million.

The new accounts receivable securitization facility provides for up to $200 million in standby letters of credit and working capital draws, subject to certain limitations, secured by trade receivables. The borrower under the accounts receivable securitization facility is a special purpose, indirect subsidiary of Alpha Natural Resources, Inc. Funding under the accounts receivable securitization facility is expected to be available until September 2018. GE Capital, Corporate Finance is serving as administrative agent, a lender and a letter of credit lender.

With both facilities in place, Alpha will have total borrowing and letter of credit capacity of $1,094 million through June 2016 and $818 million through September 2017.

About Alpha Natural Resources

Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents. Alpha is committed to being a leader in mine safety with its Running Right process and an environmental steward in the communities where our affiliates operate. For more information, visit Alpha’s website at www.alphanr.com.

One Alpha Place  •  P.O. Box  •  16429  •   Bristol, Virginia 24209  •  866-322-5742  •  276-619-4410  •  www.alphanr.com

Alpha Natural Resources, Inc.

Investor Contact

Alex Rotonen, CFA

Vice President, Investor Relations

276-739-4144

arotonen@alphanr.com

Media Contact

Steve Hawkins

Director, Media Relations

276-285-2037

shawkins@alphanr.com

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